Exhibit 99.2

Tidewater, Inc.

Jud Bailey

The next company presenting is Tidewater. Presenting for the company will be first Joe Bennett, Executive VP and their Chief Investor Relations Officer, and then followed by Quinn Fanning, the company’s CFO.

Joseph Bennett

Thank you, Jud. And I do appreciate the people that are here to listen to our story. This first slide is already wrong. As you see, Dean Taylor was supposed to be here and Dean sends his apologizes, he had a death of a dear friend, an old friend, and was at funeral services for him, but Quinn and I think, can handle this. Our second slide is our forward looking statement, we will or can, may make some forward-looking statements and you have to hear the normal qualifications that go around that.

So, let’s get into it. Some key takeaways that we’ll go through that each one of these bullet points will be expanded upon by myself or Quinn in the next 20–25 minutes. One, people that have followed Tidewater for any period of time I think appreciate the culture of safety and we press it, we talk about it constantly internally and externally with our people, with investors, with everyone and I think it has paid off over time with us having a safety record that is without par we believe over time. And also we think operating excellence.

Secondly, the macro picture, without a doubt, is improving, and as we always say, our business, the boat business, is tied to the working rig count and certainly in the last quarter or so we have seen about 50 more rigs offshore that has gone to work and that bodes well to increase the worldwide utilization of the OSV fleet. And hopefully, that will continue and we believe that it will.

We have a history of earnings growth and solid returns. You will see a slide in a minute that will depict that. An unmatched scale and scope of operations. I would welcome anyone to look at the breadth of our geographic spread around the world and has been that way for many decades. We have been in business for over 50 years. And are the only OSV operator that has the geographic spread internationally that we do.

We do have the worlds largest, there is a lot of discussion these days on some people building boats and acquiring boats and we have been doing that for the last 10–11 years and have the newest fleet and the largest and newest fleet in the world and we’re proud of that. People that still think that Tidewater is an old boat operator really have it wrong now.

At the end of September, when we count up the “traditional old boats”, we are down to 60 that are operational, not the ones that are stacked that we believe are gone and will not come back to work, but only 60 old boats that are still operational around the world, and we will continue to say that those should go away in the very short term, in the next year or two, will be largely gone.

And lastly, we have been able to maintain our financial strength, a good solid balance sheet, to be able to take advantage of the opportunities that have presented themselves through this downturn when boat prices got a little cheaper, and we’ve been able to pick up some nice deals along the way, and Quinn will give you a report card of what we’ve done in that regard.

The safety slide we’ve had for a couple of years now and it seems like at these conferences we’re either presenting early in the morning or late in the afternoon. In both cases, it wakes people up. I don’t know too many people that like snakes. And it really is that operating safely in our business is like holding this head of a snake. Dean came up with this deal and it’s true.

We employ about 90 different nationalities of people around the world and without a doubt the cultures and the language issues that we have out on our boats with that many nationalities, everyone understands holding a snake and not allowing it to bite you. So it is constantly on our minds to provide good, safe operations for our own people and for our customer base. And it has resulted in good results.

As you can see here our total recordable incident rate has continued to decrease over time. We set our record rate back in 2009, calendar 2009. Thus far this year, knock on wood, we’ve matched that rate and hope to continue and finish out this fiscal year. It’s been well over a year now without a lost time accident, which, considering the platform for which we work on, is pretty amazing. It certainly is to me. But it is the results of the constant discussions and preparations for safety.

In regards to what I mentioned before, the working rig count being so important, we put up some data points here on this table that goes back to what we consider to be the peak of the market. One data point, June of ‘08, and jack-up, semis, drillships, totaling 554, actually working around the world. Then everyone uses kind of pre-Horizon as a data point.

What had happened then, as I’m sure you all know, the jack-up market, specifically world wide, really came down. Pre-Macondo, the floater market had already improved as more and more floaters got delivered into the market and went immediately to work. But certainly the jack-up market is what really got hit hard.

And where are we today? These numbers are actually early November numbers I put together a few weeks ago. It’s actually improved over this. The working rig count you see is, in total, greater than what it was back at the peak of the market. Still is comprised of a jack-up market that isn’t what it was, yet the positive point that we can make in regards to jack-up is the drillers are actually taking jack-ups out of stack and returning them to work. It’s a very positive sign that we prepared everybody to kind of look for that would be an indication of business turning around, and the floater market that just continues to get better and better.

And then the other macro side, since that’s the kind of the demand driver. What is the supply side look like? This is the OSV population as ODS-Petrodata suggested to be. That totals about 2,700

OSV’s in the worldwide population. All the builds left of the dotted line are 25 years old or older are exiting the market. That totals about 750 boats of which we think probably half of those are already stacked and not working; or they’re heading out, and the others will join them — we believe shortly.

Then you see a period of time of probably 10, 15 years where very little was built, and then the new construction era began. It consisted of both deep water, which really heretofore, had never really been much of a market, and the replacement of that old equipment to support the jack-up activity worldwide.

About 450 boats in total are in the back log currently, so what you have is a fleet of 2,700, if you believe these stats, 750 that are old or that are exiting the business in the next probably couple of years, and at least, as of today, about 450 new entrants into the marketplace. That is coupled with, timing-wise, is similar to the timing of about 150 rigs currently under construction that should enter the market.

So, that all bodes well, we think, for the supply side. Where it goes from here and whether boat operators get crazy and start building a lot of boats again—we haven’t seen that. I think credit availability will help restrict that. You look at the competitive landscape and you’ll see a slide in a second of at least some of the big competitors. Many of them are very highly levered right now. It really does include some restrictions as to how fast any of them can grow, or how much more levered they can be, even when we believe and are optimistic about where the market is heading.

I mentioned before the bullet on earnings growth, and solid returns. It’s a great slide to look at our earnings over a period of time. And it depicts a full cycle, beginning in fiscal ‘04. We’re a March’s fiscal year end. In Fiscal ‘04 we earned only about $1.00 or 4% return, up to the maximum in fiscal ‘09 of about $8.00 of earnings and almost a 20% return on equity.

And we’re back down in fiscal ‘11 to 4%, or $2.40 of earnings. A number this year that we’re only half-way through the year that probably won’t look terribly different from that number, as we suggested this would be a bottoming-out fiscal year and improving from there.

So it’s interesting whether we can return to 20% type equity returns is left to be seen. That will be a challenge. Understand that back in fiscal ‘08 and ‘09 we still had a good number of old boats in our fleet that did quite well during that time frame, and they were on the books for about nothing, so the returns calculations were pretty easy to put up those type of numbers.

And again, Quinn will finish with a slide that talks about what we believe the earnings capacity of our new fleet could be and we’re pretty excited about that.

In addition to our safety performance and the priority given to that, we think our other core strength is our international activity. And good thing for the last few years that that was the case. We have a very unique global footprint. As we said before, no one is as geographically spread as we are; 50 plus years of experience internationally.

The international market is much more of a term market. Longer contracts. Usually better utilization and higher day rates. Not with out its challenges and risks in certain areas of the world for sure, and a solid customer base of NOC’s and IOC’s that account for a good bit. Our top ten customers over the last several years have accounted for about 65% of our revenue spend and it consists of the super majors and a few of the major NOC’s that you can imagine who they are.

This is our global footprint. These are our offices. Our locations spread around the world. In this past September quarter was the first time that we re-did our segment reporting. Before that we were a domestic and international segment reporting two segments, and frankly over time, at a time, 10 years ago when domestic accounted for 40% of our business, it was appropriate.

Now, domestic U.S. accounts for about 5% of our business, so we got to the point of saying it’s quite ridiculous to have a 95% segment and a 5% segment, so we re-allocated. So you see four new segments. One is sub-Saharan Africa and Europe. In current terms, it’s all sub-Saharan Africa, West Africa, and East Africa; 125 boats, almost half of our total fleet count.

The next largest is the Americas, which includes about 15 boats in the Gulf of Mexico and the rest spread primarily in Mexico and Brazil. The next closet area is what we call MENA—Middle East, and North Africa, so it will include the Med; 37 boats, about 14-15% of our spread and then Asia-Pac region, which is a large geographic region going up to China and down to Australia, about 32 boats.

And again with the questions that we have been receiving in regards to the strengthening Gulf of Mexico, people have asked because of the Jones Act restrictions are we’re in a position to return boats to the Gulf and take advantage of any improvement in that marketplace, and the answer is yes.

Besides the 15 U.S. flag boats that we have operating in the domestic waters currently, we have another 25 that operate internationally these days. They’re under contracts, so it would not be something that we could bring back tomorrow, but it is something that we can take advantage of if we see fit.

And we look at the Gulf like we look at Nigeria and we look at Brazil and anywhere else that we’re able to take this mobile asset base and put it where it will make the investor the most money so that’s kind of our approach. My last slide that I’ll cover before turning it over to Quinn is it’s just a good relative view of where we stand as a company, as an OSV operator, compared to our next largest competitors.

And while we don’t list names on here, the names in no particular order are companies like Bourbon, Chouest, GulfMark, Maersk, Swire, would be the ones that you see listed there in gold and the most important, we think, column and the reason for this slide besides showing Tidewater’s strength and size is the last column, which says we still operate in a fragmented business. Like it or not, we have over 300 other competitors who average about five boats each.

So consolidating the business much like the drillers have been successful in doing is much more difficult in our case in the OSV side of the business. So, that puts things hopefully in a little perspective for you. With that, I’ll turn it over to Quinn and he’ll go through our newbuild program and some financial numbers.

Quinn Fanning

Thank you, Joe. Thanks for coming everybody. I’ll just cover a couple of items. Joe talked about a couple of things that we think are positively differentiating for the Tidewater franchise, not the least of which is our track record and experience in the space for over 50 years, but also our scale and scope of operations, both on an absolute and relative basis. We think we’re somewhat unique in our ability to globally service the key players in the oil and gas industry.

One of the other things that’s probably under-appreciated about the story over the last number of years is the significant investment that we’ve made in renewing and expanding the Tidewater fleet. As you can see here this is roughly a period of time that coincides with Dean Taylor’s assumption of CEO duties. This decade period that’s described here indicates that we’ve invested about $4 billion in our fleet, primarily in the PSV’s and the towing supply vessels, As you can see here, that’s about $3.6 billion or 90% of the capital commitments that we’ve made over the last decade or so.

Just to give you a sense of the asset classes that we’re focusing on — just to look at the averages here — for the towing supply vessels, that’s about $17.5 million per vessel. That’s kind of an equivalent in today’s market of about a 7,000 break horse power anchor handler. Our focus in that space has been largely on replacing the vintage tonnage that, we believe, is dropping out [of the market] over the next couple of years.

We have stacked and, in many cases, sold in excess of 100 vessels over the last couple of years. We expect that pace to continue in the [range of] 10-15 vessel per quarter. We’re more often than not putting $10 to $15 million in the bank per quarter as a result of dispositions, and typically recognizing $5, $6 million in gains. Obviously, there’s some volatility there. But importantly, the disposition program has provided a significant portion of the funding for our fleet renewal and expansion program.

I guess the second line here I should have mentioned is the PSV’s. That’s largely, as opposed to replacement fleet for jack-up support, this is essentially what we’ve been investing in the growing deepwater market and it works out to be about $21 million per vessel. That’s about a 3,000 dead weight ton PSV on average. So that’s really where we’ve been investing in the last couple of years.

As you see at the bottom of the slide here, today, about 200 new vessels, and new being defined as entering the fleet since 2000, comprised our fleet. To give you a sense of the relevance of the traditional, or older, vessels and the newer vessels, about 90% of our revenue is coming from — at least over the last year — is coming from the new vessels and a similar percentage of the cash operating margin, which is vessel revenue minus vessel operating expenses, is coming from the new fleet.

So we still certainly have a lot of work to do in terms of disposing of the older vessels, but for all intents and purposes, they are largely irrelevant to financial results and really the current results and expected results over the next coming years will be increasingly driven by the investment program that we began at the beginning of Dean’s tenure.

We are not finished by our assessment of the market today. We have 40 vessels in the que in terms of our construction program and vessel commitments that we’ve made as of the end of the last fiscal quarter. As you can see, there are 28 new construction projects here, Large, deepwater PSV’s as an example. We have a 12 boat string that we’re about four into (in terms of deliveries) of a MMC 887 variety, which is a 5,200 dead weight ton PSV, so that is right up the fairway in terms of what customer requirements are now for the deepwater markets, whether it’s Brazil, Angola, or otherwise — the deepwater U.S. Gulf of Mexico – and so on and so forth.

As I mentioned, we’ve been pretty active in terms of the second hand market over the last couple of years although I would say our relative success in the last couple of quarters has been falling off in terms of finding vessels that we thought fit our parameters of right asset, right timing, right price, and, as a result, we have had to go back to the construction well in terms of satisfying our longer-term expected needs.

We have, as I mentioned, had a pretty active investment program over the last decade or so. The tactics have changed over time, even if the strategy hasn’t. You can see here as we’ve assessed the market in terms of second-hand vessel pricing, we have either bought or built, depending upon what we thought were the most attractive opportunities.

More recently, as I indicated, deepwater PSV second-hand pricing was in excess of what we thought made sense based on our view of through cycle economics. But, we had been pretty active prior to the last couple of quarters. But, that may come back depending upon others assessments of their capital commitments and leverage and where the market is headed. Quite frankly, a V-shaped recovery, which isn’t in our expectations, isn’t necessarily in our interest either, in the sense that we’ve been trying to some extent to consolidate the market, at least on a regional basis.

And as the market has rebounded, distressed dispositions, or even those who have decided that they had enough fun in the OSV business, have been fewer and far between As a result we’ve had to go back, as I mentioned, to the construction market to satisfy our longer-term requirements.

This gives you a sense of how we’ve been active in the market, even if it’s not been “press releasable”, if that’s a word. We have acquired in excess of 50 vessels over the last two fiscal years…about a billion dollars of capital commitments. It doesn’t seem like a lot when you’re doing them one at a time, but that’s what we thought was the best economics and, even if it wasn’t kind of a press release event, we’ve essentially, over the last two years, acquired a pretty descent size competitor.

If you look at the vessel count of some of the players that you’re familiar with, whether they’re New York traded or Oslo traded, and, as you can see here, more recently we’ve been focused again on the deepwater PSV’s and the shallow/mid water anchor handlers. It’s kind of ebbed and flowed as to terms and as to what is is available.

The most recent commitments, as I mentioned, have been construction commitments on the PSV side.

One of the other characteristics that Tidewater has had for a very long time is our very conservative financial profile. We have essentially self financed this entire fleet renewal and expansion program over the 10 year period that I’ve been talking about.

If you add up cash flow from operations and disposition proceeds from vessel sales, that’s essentially funded the entirety of our CapEx program, which again is $3.6 billion dollars out the door and another $500 million or so to spend [based on commitments at September 30, 2011].

And really if you add up this entire period of time, again, the blue is CapEx; the gold tops are dividends, which are $1 per share annualized, or about 2% yield on the current share price, and then the red is our share buy back activity. Dividends and buy backs aggregate about a billion dollars in capital returned to shareholders.

The timing of [buybacks] was really driven by our assessment of the second-hand market [for vessels] in 2008 and thereabouts when we saw second-hand vessel pricing at 140%, 150% of replacement cost. Given our conservative financial profile [and available investment opportunities], we elected to return [excess liquidity] to shareholders.

And if you add up the entire period of time, in fact, cash flow from operations and disposition proceeds paid for the CapEx and the net debt that we had on the books at the end of fiscal 2011 is roughly equivalent to the amount of buy back activity we’ve had, and that’s something that we’re very comfortable with.

It’s probably unlikely, on a prospective basis, that you’ll see Tidewater go back to a zero net debt position. That’s where we were a couple of years ago, and after a couple of years of spending in excess of operating cash flow, we’re now about as you see here. Actually, I am a slide ahead of myself but, we’re now at about 17% net debt, 25% gross. We’re comfortable at that level or even higher on a semi-permanent basis.

And as we moderate our investment program as the next couple of quarters or years progress, it’ll be more likely than not that we would either build out adjacent businesses, like Subsea, or if we’ve either completed our investment program as we see it or pricing doesn’t make sense and we’re comfortable with our financial profile, again, you’ll probably see us returning capital to shareholders.

As external financing has become more important over the last couple of quarters and years, we think one of the other competitive advantages that we’ve had is our ability to access capital on an attractively priced basis.

Those of you that followed the space have probably seen some of the other OSV operators accessing the high yield markets at 10, 11, 12% coupons, which I guess isn’t necessarily going to kill you as long as you’re yielding something in excess of that on your asset base. But the reality of the market today is that we’re all earning about a mid-single digit after tax, un-leveraged return.

So the fact that Tidewater is raising money at something south of that, at least it’s giving us a positive spread on a marginal funding basis, where as others are subsidizing their financing in the hopes of a cyclical recovery, the timing of which I think we believe we have a general sense of, but it’s kind of tough to put a fine point on that (a cyclical recovery).

As I mentioned, we remain very conservatively financed. We think this has given us the financial profile to withstand the inevitable industry downturns, and as I mentioned earlier, be opportunistic at times like this when asset pricing is attractive.

Today, we have about $900 million available liquidity. As I mentioned, we are pretty conservatively financed. This is comprised of $300 million of cash on the balance sheet and a fair amount of bank capacity, which is untapped at this point.

This gives you a little sense of the trend in results as to new and traditional vessels. For 2011, again, it highlights the fact that about 92% of our cash operating margin is coming from new equipment. You can also see the cash operating margins here at the bottom indicating a trough a little below 40%. The last peak was in the mid 50’s — that’s a blend of new and traditional vessels. We peaked at the new equipment in the low sixties — 62%, 63% cash operating margin, which hopefully in a cyclical market, we could realize again today, given a very disciplined focus on cost.

What does that mean in terms of future earnings power? We think it’s a very compelling story as we’ve been investing in downturn. Today if you just took the new vessels and stripped out the sixty operational older vessels, at today’s utilization and day rates, of 82.4% and $14,000, respectively, we think we’d earn about $3 a share in earnings. With a 10% bump-in rates and 85% utilization, that would imply a $5 run rate in terms of EPS.

And then again if you were to press rates a little bit further at full utilization, which is roughly 90% as we see it giving dry docking time and so on, so forth. Another 10% bump in rates as I indicated; we think the existing fleet and kind of a, maintenance investment level generates an earnings capacity of around $9 a share. The equivalent EBITDA of that would be about $700 million.

Now to give you a little bit of context on this, if the market rolled over at the end of fiscal 2009, the peak to trough rates were down about 25%, I’d say, on average. This would indicate that you are getting back about 80, 85% of that rate drop and also the high grading that’s taken place with the fleet and the ultimate mix benefit that would come out of that. Again, we see, if you’re generally at full utilization, a decent portion of the rates that you lost [you are} getting back and the fleet profile changes, we’d be generating earning per share in excess of our peak levels in fiscal 2009, which again, was $7.89 a share.

We don’t mean to imply that this is peak earnings by any stretch, but we think this is a very reasonable sensitivity and ultimately what we’re trying to convey to investors is the embedded earnings power of the company, which we like to think of as a coiled spring.

And again, that’s all been done on the backs of very conservative balance sheet, which has remaining firepower to take advantage of opportunities as they’re presented to us.

Kind of three pillars of our financial policy remain, keeping that balance sheet that allows you to withstand the inevitable industry downturns. Invest on a through cycle basis, but step it up when pricing is south of through cycle return opportunities and back off a little bit when the second hand vessel pricing is frothy, as it was in 2008 or 2009.

But the important thing from our perspective is delivering results. We know these are just words until you see it in our financial results. We think we’re in a good spot today on an absolute relative basis. We have some self imposed wounds last quarter, but we have in fact seen rate progression in the right direction last couple of quarters. We had some bumps in Saudi Arabia and in Australia largely due to project delays, most of which is behind us at this point.

As we’ve indicated in a previous conferences, as compared to where we were on earnings call, we’re kind of fully operational in Saudi Arabia with the five vessel package that had given us some problems the last couple of quarters and most of the delayed projects in Australia are now on stream, so we’re expecting this to be a good transition quarter for us, but again, we know the proof will be in the pudding and you’ll evaluate us based on what we do rather than what we say.

If we have time, we’ll try and take a question or two.

Jud Bailey

All right. Does anyone have any question before the company’s break out?

Quinn Fanning

Thanks for your time and we appreciate your interest in Tidewater.